Exhibit 10.13

Manufacturing

Agreement

July 20, 2010

Operations Function

Company Confidential © 2010 – All Rights Reserved

Do Not Copy or Distribute Without a Written Permission from Sensus Healthcare, LLC.

Company Confidential © 2010 – All Rights Reserved	Page 1 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (the "Agreement") is made as of this 20th day of July, 2010 (the "Effective Date"), by and between Sensus Healthcare, LLC, a Delaware limited liability company, hereinafter called "CLIENT", and RbM Services, LLC, a Tennessee limited liability company, hereinafter called the "MANUFACTURER".

RECITALS:

WHEREAS, the CLIENT is engaged in the business of developing, marketing and selling medical devices and products relating to the treatment of skin cancer, information technology and oncology segments; and

WHEREAS upon and subject to the terms and conditions of this Agreement, CLIENT has retained the services of MANUFACTURER to provide manufacturing services for the SRT-100 (the "Product").

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	ENGAGEMENT.

MANUFACTURER, through its manufacturing facilities, shall manufacture, package, label, pack for shipment, warehouse and tender to carriers, and CLIENT shall purchase from MANUFACTURER, the Product pursuant to the Product specifications described on Schedule I attached hereto, and such other procedures, standards, requirements, drawings, schematics and other specifications as provided to MANUFACTURER by CLIENT (collectively, the "Product Specifications"), pursuant to purchase orders submitted by or on behalf of CLIENT to MANUFACTURER from time to time (a "Purchase Order"). The Product shall be manufactured and purchased in such quantities and at such times as are specified in the Purchase Orders.

In the event that MANUFACTURER decides to change the manufacturing location of the Product from the manufacturing facility used by MANUFACTURER as of the date of this Agreement, MANUFACTURER shall notify CLIENT of such change as soon as practicable, but in any event at least sixty (60) days prior to effecting such change.

This is a non-exclusive license to manufacture the Product. CLIENT may have others manufacture the Product. MANUFACTURER shall not manufacture products for or on behalf of any third parties that are identical or similar to the Product. MANUFACTURER shall manufacture the Product only pursuant to a Purchase Order from CLIENT.

2.	TERM.

This Agreement shall commence on the Effective Date, and shall continue for an initial term of three (3) years. This Agreement shall automatically be renewed for successive years unless either party notifies the other party in writing, at least sixty (60) days prior to the anniversary date of this Agreement that it will not renew the Agreement. (The initial term and any renewal term shall be collectively referred to as the "Term").

Company Confidential © 2010 – All Rights Reserved	Page 2 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

3.	PRODUCT FORECAST.

CLIENT will provide an annual twelve (12) month Product sales forecast and a monthly six (6) month rolling Product sales forecast to MANUFACTURER. This Section may be modified from time to time by an addendum and information provided herein shall be treated as Confidential Information as under Section 14. Product sale forecasts are estimates only and CLIENT is not obligated to purchase any minimum quantities hereunder.

4.	MATERIAL PROCUREMENT.

4.1         MANUFACTURER is authorized to purchase materials using standard purchasing practices including, but not limited to, acquisition of material recognizing Economic Order Quantities, and long lead time component management in order to meet the forecasted requirements of CLIENT. MANUFACTURER will exercise reasonable business judgment in managing suppliers, including the establishment of a redundant supplier pool for critical parts, and mitigate lead times for each item in order to meet CLIENT'S forecasting and order fulfillment and delivery dates.

4.2         All unused materials shall be stored in MANUFACTURER'S warehouse. MANUFACTURER shall notify CLIENT immediately of any significant loss of materials and MANUFACTURER shall be responsible for all losses of materials.

5.	PURCHASE ORDER; INVENTORY.

5.1         CLIENT shall issue a Purchase Order for each Product purchased, and MANUFACTURER shall fulfill the order within the standard lead time of 120 days per unit from date of Purchase Order issuance. The Purchase Order shall set forth the quantity, price and any other specifications pertaining to such Purchase Order. No manufacturing of Product shall begin until a Purchase Order is issued by CLIENT. The MANUFACTURER will procure long lead items based on forecasts, and CLIENT will reimburse the MANUFACTURER for such components, and the MANUFACTURER will credit the CLIENT in the first invoice for the system order. CLIENT shall have the authority to revise or cancel a Purchase Order for Product and may also eliminate a component from a Product, provided, however, if any revision or cancellation of a Purchase Order, or elimination of a component or revision of a downward forecast by CLIENT causes excess inventory, MANUFACTURER shall identify all potential liability of CLIENT for material on order, material on hand, work in process, and finished goods and parties shall cooperate to mitigate excess inventory. MANUFACTURER shall undertake commercially reasonable efforts to minimize charges to CLIENT by canceling all applicable material purchase orders and diverting materials for different or alternate Product.

5.2         MANUFACTURER will report its finished device and system work in process (WIP) inventory position to CLIENT on a monthly basis.

Company Confidential © 2010 – All Rights Reserved	Page 3 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

5.3         MANUFACTURER represents and warrants to CLIENT that it has sufficient capacity to supply the Product on a timely basis as shall be specified in each Purchase Order issued by CLIENT.

6.	PRICING.

CLIENT shall pay for production of the Product in accordance with the Pricing Schedule attached herein as Schedule II. CLIENT shall pay MANUFACTURER for such Product in accordance with the times provided on Schedule II, within thirty (30) days from date of receipt of invoice that is properly supported by complete documentation.

7.	WARRANTY, NONCONFORMING PRODUCT & SERVICE CONTRACTS.

7.1         MANUFACTURER warrants and represents that it has the requisite and necessary experience, all necessary licenses and permits, insurances, equipment, facilities, and personnel to properly perform the manufacturing services in accordance with the Product Specifications, in a timely manner and in compliance with all applicable laws, ordinances, rules and regulations. MANUFACTURER further represents, warrants and declares the capabilities and compliance with the provisions of Schedule III, attached hereto. MANUFACTURER warrants that it will have, and transfer to CLIENT, good and marketable title to all Product sold to CLIENT, free and clear of all liens and other encumbrances, and that all Product sold to CLIENT will strictly conform with all Product Specifications, will comply with all laws, rules and regulations applicable to the manufacture, packing for shipment, sale and delivery of the Product, will be of merchantable quality, will be free from all defects in material and workmanship. MANUFACTURER warrants for a period of twelve (12) months from shipment (the "Warranty Period") that all Product sold to CLIENT shall be free from any defects in materials and workmanship, and shall conform to Product Specifications. This warranty will cover labor and material, but does not include travel or material replacement shipment costs.

7.2         NONCONFORMING PRODUCT. The total costs, including, but not limited to, raw materials, manufacturing, shipping, packaging supplies, packing charges and proper disposal costs, relating to Product manufactured by MANUFACTURER that do not strictly comply with the applicable laws and regulations, the Product Specifications and this Agreement shall be the sole financial responsibility and obligation of MANUFACTURER.

7.3         MANUFACTURER has taken the steps necessary to duly authorize this Agreement, has the corporate and legal right to enter into this Agreement and is not a party to any other Agreement that would in any way conflict with, or restrict, its ability to perform the manufacturing services.

7.4         MANUFACTURER shall have no responsibility or obligation to CLIENT under warranty claims with respect to Product that have been subjected to abuse, misuse, accident, alteration, neglect or unauthorized repair.

7.5         THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND MANUFACTURER EXPRESSLY DISCLAIMS AND CLIENT WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

Company Confidential © 2010 – All Rights Reserved	Page 4 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

7.6         Service contracts may be sold by CLIENT to CLIENT'S customers on such terms as provided on Schedule II and as may be mutually agreed by the parties hereto from time to time. Proceeds from service contracts shall be equally split between CLIENT and MANUFACTURER, and CLIENT shall pay the cost of replacement parts and/or components and MANUFACTURER shall pay the cost of labor. Labor costs shall also include all travel costs incurred by MANUFACTURER to work at CLIENT'S customer location if so required. Unless otherwise specified, travel costs are only covered with domestic US sites.

8.	DEFECTIVE PRODUCT.

Warranty repair services shall be provided at either CLIENT'S customer location, or MANUFACTURER'S manufacturing facilities in Oak Ridge, Tennessee, as best determined and diagnosed by MANUFACTURER. MANUFACTURER shall triage and respond to CLIENT'S customer defective unit within twenty four (24) hours. MANUFACTURER shall within one (1) week of receipt of returned Product and/or components provide a report to CLIENT detailing those Product and/or components accepted under warranty and any that are not accepted under warranty due to physical damage or improper use. MANUFACTURER will use its best efforts to repair defective Product as quickly as possible with "turnaround time" (time for repair after receipt of units) to be no more than one (1) week from receipt at the MANUFACTURER facility. All shipping costs of the Product from CLIENT'S customer location to CLIENT or MANUFACTURER and of the repaired or replaced warranted Product to CLIENT'S customer location shall be at the expense of MANUFACTURER. Shipment of the repaired or replaced non-warranted Product shall be at the expense of CLIENT'S customer. MANUFACTURER shall provide CLIENT with technical information necessary and a case summary report for any repairs being performed by MANUFACTURER. In the event a Product modification shall become necessary, MANUFACTURER shall make such modifications, as approved by CLIENT, at a separate cost borne by CLIENT. For non-warranted repairs, MANUFACTURER shall report to CLIENT an estimated time and parts cost to repair failed units, and shall not proceed with repairs until such time that CLIENT has provided approval for said repairs. For problems due to incorrect use of the Product, or factors external to the Product, or repairs for unwarranted units, MANUFACTURER shall repair at a separate cost borne by CLIENT, at a billing rate as defined in Schedule II. MANUFACTURER shall repair or exchange, and ship to CLIENT'S customer, the returned Product within one (1) week of receipt of Product by MANUFACTURER.

9.	PRODUCTION TOOLING.

9.1         All CLIENT production tooling/equipment furnished to MANUFACTURER or paid for by CLIENT in connection with this Agreement shall be clearly marked and remain the personal property of CLIENT and MANUFACTURER shall keep such tooling and equipment free of all liens and encumbrances. CLIENT shall maintain a list of all such tooling and equipment.

Company Confidential © 2010 – All Rights Reserved	Page 5 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

9.2         Unless otherwise agreed, MANUFACTURER is responsible for the general and periodic maintenance of CLIENT'S tooling/equipment.

10.	REGULATORY RESPONSIBILITY; TRADEMARKS.

10.1       REGULATORY APPROVALS. CLIENT shall undertake and be responsible for the procurement of any and all regulatory approvals and/or registrations and customs approval necessary for sale of the Product.

10.2       SAFETY INSPECTIONS AND CERTIFICATIONS. Periodic safety certification audits by the notified body, i.e. UL/TUV, are perfomed at the MANUFACTURERS site, and such inspection and certification fees shall be charged to the CLIENT with a 10% handling and billing fee.

10.3       STATE RADIATION CERTIFICATION. Should the need for state radiation registration certification arise, the CLIENT will bear the cost plus a 10% handling and billing fee.

10.4       MANUFACTURER'S QUALIFICATIONS. MANUFACTURER is currently ISO 9001 certified and MANUFACTURER shall maintain such certification during the Term of this Agreement. MANUFACTURER shall notify CLIENT within three (3) days of any change to that status during the term of this Agreement. Should MANUFACTURER lose its status as ISO 9001 certified, it shall have a period of 30 days to have the certification reinstated and if not reinstated within this cure period, CLIENT shall have the right to immediately terminate this Agreement.

10.5       TRADEMARKS. The MANUFACTURER shall for and on behalf of the CLIENT, apply CLIENT'S trademarks, trade and brand names, logos, etc. (collectively "Marks") on the said Product and/or the labels and/or the packaging which are to be supplied to CLIENT pursuant to this Agreement. Such usage of the Marks shall be in accordance of the directions of the CLIENT. MANUFACTURER shall not use, nor shall have the right to use the Marks in connection with or in relation to any other product of any nature except for the Product supplied to the CLIENT. The MANUFACTURER hereby warrants that it shall not use the said Marks in any manner which may jeopardise the significance, distinctiveness, or validity of the Marks. Nothing herein shall at any time during the terms of this Agreement or after the expiry or earlier determination give or shall be intended to give or confer upon the MANUFACTURER any right, title, interest or claim in or to the said Marks which shall continue to vest solely and absolutely in favor of the CLIENT. Each party (the "indemnifying party") shall defend, indemnify, and hold harmless the other party from any claims by a third party of infringement of intellectual property resulting from the acts of the indemnifying party pursuant to this Agreement, provided that the other party (i) gives the indemnifying party prompt notice of any such claims, (ii) renders reasonable assistance to the indemnifying party thereon, and (iii) permits the indemnifying party to direct the defense of the settlement of such claims.

Company Confidential © 2010 – All Rights Reserved	Page 6 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

11.	PRODUCT LIABILITY.

11.1       NOTICE OF PRODUCT LIABILITY CLAIMS. Each party shall notify the other party hereto promptly in writing of any product liability claim brought with respect to the Product based on alleged defects in the design, manufacture, packaging, or labeling of the Product or other adverse claim regarding the Product. Upon receiving such written notice, CLIENT shall assume and have sole control of the defense of any such claim, including the power to conduct and conclude any and all negotiations, compromises or settlements. MANUFACTURER shall promptly comply with all reasonable requests from CLIENT for information, materials or assistance with respect to the conduct of such defense.

11.2       NOTICE OF INVESTIGATION. MANUFACTURER and CLIENT shall promptly notify each other of any potential or actual investigation or governmental activity relating to the Product.

11.3       MANUFACTURER agrees to reimburse CLIENT for any and all monies paid to MANUFACTURER by CLIENT for inventory which is lost or damaged due to a natural disaster which destroys inventory owned by CLIENT at MANUFACTURER'S facility.

12.	DELIVERY, SHIPMENT AND INSTALLATION.

Time of delivery by MANUFACTURER is of the essence. The delivery of each order shall be within the time specified in the Purchase Order. Delivery lead times will be within the pre-agreed upon lead time of one hundred twenty (120) days or less. If MANUFACTURER can meet a shorter lead time for Purchase Order fulfillment and shipment, the Product shall be shipped ahead of schedule upon approval and coordination with CLIENT. Delivery transport and delivery insurance charges will be borne by the CLIENT. MANUFACTURER is not responsible for loss of equipment once it has left MANUFACTURER'S facility.

CLIENT and MANUFACTURER will mutually work together to successfully mitigate and resolve any import/export coding and taxation issues in a timely fashion, that may arise in the course of business.

Upon learning of any potential delivery delays, MANUFACTURER will notify CLIENT as to the cause and extent of such delay. If MANUFACTURER fails to make deliveries at the specified time and such failure is caused by MANUFACTURER, MANUFACTURER will, at no additional cost to CLIENT, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

12.1       INSPECTION. Upon reasonable advance written notice to MANUFACTURER, CLIENT shall have the right during MANUFACTURER'S normal business hours to inspect MANUFACTURER'S manufacturing facility where the Product is made, including, but not limited to, those areas where materials used to manufacture and package the Product is handled, processed, or stored, and to observe the manufacture, packaging, storage, inspection and shipping of the Product.

Company Confidential © 2010 – All Rights Reserved	Page 7 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

12.2       AUDIT. MANUFACTURER shall keep complete and accurate accounts, records, books, journals, ledgers and data relating to MANUFACTURER'S performance under this Agreement (the "Records"). CLIENT and its representatives shall have the right, at all reasonable times, to inspect, copy and audit the Records and such other documents and computer records as may be reasonably necessary to verify MANUFACTURER'S performance of its obligations under this Agreement. MANUFACTURER shall retain all Records during the term of this Agreement and for at least three (3) years thereafter and make the same available to CLIENT and its representatives within five (5) business days after receipt of a written request for such Records from CLIENT.

12.3       PACKAGING. MANUFACTURER shall package the Product pursuant to the instructions provided by CLIENT.

12.4       INSTALLATION. MANUFACTURER will perform system installation and validation at CLIENT customers site per the terms described in Schedule II.

13.	ENGINEERING AND SPECIFICATION CHANGES.

13.1       CLIENT shall have the right to, upon advance notice, submit engineering changes for incorporation into the Product. This notification shall include documentation of the change to effectively support an investigation of the impact of the engineering change. MANUFACTURER shall review the engineering change and report to CLIENT within fourteen (14) days of receiving such a notice for change. If any such change affects the price, delivery, or quality performance of said Product, an adjustment will be negotiated between MANUFACTURER and CLIENT prior to implementation of the change.

13.2       MANUFACTURER shall not undertake process changes, design changes, or process step discontinuance affecting the functionality, performance and/or mechanical form and fit of the Product without prior written notification and concurrence of the CLIENT.

14.	CONFIDENTIAL INFORMATION.

14.1       CONFIDENTIAL INFORMATION. During the Term and for a period of no less than five (5) years thereafter, each party shall keep confidential and not disclose to others or use for any purpose, other than as authorized by this Agreement, all "Confidential Information" which was provided to it by the other party or their respective officers, directors, employees or representatives. For purposes of this Agreement, the term "Confidential Information" means all know how, trade secrets, formulae, data, inventions, patents, Technology (as defined below), plans, drawings and other information, including financial information, related to the manufacture, sale or marketing of the Product. The restrictions of this Section shall not apply to any Confidential Information which (a) is already known to the recipient at the time of disclosure; (b) is or becomes public knowledge through no fault of the recipient; (c) is received from a third party having the lawful right to disclose the information; or (d) is required by law to be disclosed.

Company Confidential © 2010 – All Rights Reserved	Page 8 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

14.2       TECHNOLOGY. "Technology" means all methods, processes, designs, data, technology, apparatus, devices, techniques, formulae, flow charts, systems, sketches, compositions of matter, discoveries, inventions, works of authorship, information, algorithms, procedures, notes, summaries, descriptions, results and conclusions, whether or not the foregoing is protected or not under the copyright, patent or trademark laws, in each case related to the manufacture, sale or marketing of the Product.

14.3       RETURN OF CONFIDENTIAL INFORMATION. This Agreement does not constitute the conveyance of ownership with respect to or a license to any Confidential Information or proprietary information. Upon the expiration or termination of this Agreement for any reason, MANUFACTURER agrees to return to the CLIENT all documentation or other tangible evidence or embodiment of Confidential or Proprietary Information belonging to the CLIENT.

14.4       CONFIDENTIALITY OF THIS AGREEMENT. Each party shall keep confidential and not disclose to others the existence or terms of this Agreement, including the Schedules hereto, except for such disclosures as may be required by law.

14.5       Subject to the terms herein and the proprietary rights of the parties, MANUFACTURER and CLIENT agree that the know-how, process technologies, standards and specifications disclosed or communicated to MANUFACTURER by the CLIENT in relation to the manufacture of the said Product pursuant to this Agreement shall at all times remain and be the sole and exclusive property of the CLIENT and the MANUFACTURER shall neither have nor claim any right, title or interest therein or thereto either during the continuance of this Agreement or after the expiry or earlier determination thereof.

14.6       The MANUFACTURER hereby agrees, undertakes and declares that it shall not disclose to third parties or directly or indirectly use the said know-how standards or specifications or any part thereof at any time for any purpose other than for the manufacture of the said Product for making supplies to the CLIENT in accordance with this Agreement.

15.	TERMINATION.

15.1       If either party fails to meet any one or more of the terms and conditions as stated in either this Agreement, Schedules or any addenda, MANUFACTURER and CLIENT agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with ten (10) days written notice of termination.

15.2       This Agreement shall immediately terminate should either party; (i) become insolvent; (ii) enter into or file a petition, or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets or; (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

15.3       Either MANUFACTURER or CLIENT may terminate this Agreement without cause by giving ninety (90) days advance written notice to the other party.

Company Confidential © 2010 – All Rights Reserved	Page 9 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

16.	DISPUTE RESOLUTION.

It is the intent of the parties that any dispute be resolved promptly through good faith negotiation between MANUFACTURER and CLIENT. Either party may initiate negotiation proceedings by written notice to the other party describing the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. Should any disputes remain existent between the parties after any good faith negotiation process set forth above, then the parties shall promptly submit any dispute to binding arbitration in accordance with the arbitration rules of the American Arbitration Association (AAA), as provided by their respective jurisdiction.

17.	LIMITATION OF LIABILITY.

IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT(INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

18.	INSURANCE.

The MANUFACTURER shall at its cost take a comprehensive insurance policy to cover all the raw and packaging materials, stocks in process and finished Product against theft, fire, riots, civil commotion, natural calamities, including floods if the manufacturing facility is in a flood zone.

MANUFACTURER shall keep in force throughout the term of this Agreement and for nine (9) months following the termination of this Agreement, adequate commercial general liability insurance written on an occurrence basis, including products liability and contractual liability coverages as respects this Agreement, with coverage of at least US$1,000,000 per occurrence. In addition, MANUFACTURER shall keep in force during the term of this Agreement adequate Workers' Compensation insurance. MANUFACTURER shall provide CLIENT a certificate of insurance ("COI") from a financially responsible insurance company satisfactory to CLIENT, certifying such coverages, naming CLIENT as an additional insured and requiring at least thirty (30) days prior written notice to CLIENT of any cancellation or material change thereof.

19.	RELATIONSHIP BETWEEN CLIENT AND THE MANUFACTURER.

MANUFACTURER is an independent contractor and is not an agent or employee of CLIENT and is not authorized to act on behalf of CLIENT. While CLIENT is entitled to provide MANUFACTURER with general guidance to assist MANUFACTURER in completing the scope of work to CLIENT'S satisfaction, nevertheless MANUFACTURER is ultimately responsible for directing and controlling the performance of the task comprising the scope of work, in accordance with the terms and conditions of this Agreement.

Company Confidential © 2010 – All Rights Reserved	Page 10 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

20.	NON-COMPETITION.

MANUFACTURER hereby agrees that he will not, during the term of this Agreement, and for a period of two (2) years following termination hereof, (a) directly or indirectly engage in any Competitive Business (as defined below), whether such engagement shall be as a manufacturer, designer, employer, officer, director, owner, employee, partner or in any other capacity, (b) assist others in engaging in any Competitive Business or (c) develop, enhance, produce, market, promote or support, or render consulting or other services to a third party with respect to, a Similar Application (as defined below). "Competitive Business" shall mean a business providing Products or services similar to, or competitive with, those provided by CLIENT during the term of this Agreement, and "Similar Application" shall mean a Product having substantially similar functionality to the Product.

21.	INJUNCTIVE RELIEF.

MANUFACTURER acknowledges and agrees that the obligations and promises of MANUFACTURER under this Agreement are of a unique, intellectual nature giving them particular value. MANUFACTURER further acknowledges and agrees that MANUFACTURER'S breach of any of the promises or agreements contained in this Agreement, including but not limited to, i) non-disclosure of necessary and requisite information to CLIENT regarding manufacturing and enhancement of PRODUCT and ii) failure of responding to CLIENT'S communication and queries regarding Product development for thirty (30) calendar days, will result in irreparable and continuing damage to CLIENT for which there will be no adequate remedy at law and, in the event of such breach, CLIENT, in addition to its rights of termination set forth herein, will be entitled to seek injunctive relief, or a decree of specific performance, or both, and such other and further relief as may be proper including monetary damages if appropriate.

22.	MISCELLANEOUS.

22.1       AMENDMENTS. No amendment, modification or supplement to this contract shall be binding unless it is in writing, signed by an authorized representative of each party.

22.2       NOTICES. Any notices required or permitted to be given to a Party hereunder:

(a) shall be in writing;(b) shall be delivered or sent to such Party at its address given below:

if to MANUFACTURER:

RbM Services, LLC

101 Valley Ct

Oak Ridge TN 37830-8001

if to CLIENT:

Sensus Healthcare, LLC

851 Broken Sound Pkwy NW #215

Boca Raton, FL 33487

or such other address as such Party may hereafter specify; and (c) shall be deemed given (i) when personally delivered to such Party; (ii) when transmitted by facsimile and receipt of such transmission is confirmed by facsimile; (iii) after air courier service confirm the receipt via an established air courier service; or (iv) if mailing via certified airmail, after receipt is confirmed.

Company Confidential © 2010 – All Rights Reserved	Page 11 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

22.3       NO PUBLICITY. MANUFACTURER will not release information about the existence of this Agreement, including its value, or its terms and conditions, through any media including but not limited to, the issuance of any news release, announcement, denial, or confirmation. MANUFACTURER must obtain prior written authorization from CLIENT for any exceptions to this subsection. Nothing in this Agreement implies that CLIENT will agree to any publicity.

22.4       ATTORNEYS' FEES. In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing Party shall be entitled to recover from the other such attorneys' fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration, judicial reference, or other legal proceeding.

22.5       GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the state of Florida, regardless of conflict of laws.

22.6       WAIVE OF BREACH. No waiver by either party of any breach of any of the covenants or conditions herein contained, performed by the other party, shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

22.7       ASSIGNMENT, SUCCESSORS AND ASSIGNS. Neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of the other party provided, however, upon prior written notice to MANUFACTURER, CLIENT may assign or transfer its rights. This Agreement shall be binding on and shall inure to the benefit of the parties and their successors in interest and assigns.

22.8       SURVIVAL. No termination of this Agreement, either with or without cause, shall release any party from their obligations of this Agreement.

22.9       ENTIRE AGREEMENT AND CONFLICT. This Agreement (including the Schedules hereto) constitute the entire Agreement with respect to the subject matter hereof or thereof and supersede any previous agreement, including a Purchase Order's general terms and conditions, whether written or oral, between the parties relating to the subject matter of this Agreement. In the event of any conflict, the terms and conditions of this Agreement shall prevail over the terms and conditions of any purchase order or other shipping, delivery, receiving, billing or other document used directly or indirectly by either party in performing this Agreement.

22.10     FURTHER ACTIONS. Parties warrant and agree that they will undertake whatever further action is necessary to help and assist the other party in fulfilling it legal obligations and any obligation arising from this Agreement. To this end, they each also agree to execute any and all other documents that may be reasonably necessary in order to allow the discharge of the obligations under this Agreement

Company Confidential © 2010 – All Rights Reserved	Page 12 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

22.11     CONSTRUCTION. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

22.12     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Additionally, this Agreement may be executed and transmitted by one party to the other via electronically, and upon affixing all the necessary signatures, shall become a valid and enforceable Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SENSUS HEALTHCARE, LLC	RBM SERVICES, LLC

By:	/s/ Kal Fishman	By:	/s/ Clif Moyers

Print Name:	Kal Fishman	Print Name:	Clif Moyers

Title:	COO	Title:	President

Date:	7/22/2010	Date:	7/22/10

Company Confidential © 2010 – All Rights Reserved	Page 13 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

SCHEDULE I

Product Specifications

Generator

Type - Constant Potential HV

Input Line – 120 – 230 VAC

Standard wall socket

X-Ray Tube

Metal Ceramic

Water -cooled

Tungsten Target

End grounded

Rating

100kV/10mA

40kV/30mA

1000 watts continuous dissipation

Base Unit Assembly

Base Space Requirements – 30" by 30"

VerticalArmRange: 57"

HorizontalArm Range: 49"

X-Ray Tube Movement – V&H 180 degrees

Integrated Modular Components – Input power, HV Generator,

Heat Exchanger

Operator Control Console

Can be located up to 100' (30meters) from base unit

Service mode for system set-up and calibration – key entry

Three Treatment Techniques

100kV @ 8mA, 2.1 mm Al. HVL

70kV @ 10mA, 1.1mm Al. HVL

50kV @10mA, 0.4 mm Al. HVL

X-Ray output is 600 cGy @ 15 cm SSD

Automatic Filter Changer (Patented)

2.1 mm Al. HVL

1.1 mm Al. HVL

0.4 mm Al. HVL

Pb X-ray Block

Automatic Warm Up procedures

Automatically activated from time of last exposure

Pre-programmed sequences

Pb lead blocker automatically placed over x-ray tube port

RAD Check (Patented)

Direct radiation measurement of output

Pre-treatment verification

System Weight

350 lbs. (160 kg)

Standard Size Treatment Applicators

1.5cm, 2cm, 2.5cm, 3cm, 4cm and 5cm

Diameter @ 15cm SSD & 10 cm Diameter @ 25cm SSD

Replaceable Safety Contact Shields

Applicator size specific

Visibility of treated area

Company Confidential © 2010 – All Rights Reserved	Page 14 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

SCHEDULE II

Pricing

CLIENT shall pay MANUFACTURER $[***] per unit for labor, plus the cost of goods sold ("COGS"), which is total cost for all parts of the Product.

The price of $[***] + COGS includes MANUFACTURER'S 12 month warranty on parts and labor and Product installation. CLIENT is responsible for shipping costs through their direct customers who shall cover the shipping fees and tariffs. MANUFACTURER shall drop-ship Product to CLIENT'S direct customer per the instructions and terms provided in CLIENT'S Purchase Order.

CLIENT currently estimates COGS rates at $[***], per the procurement billing information provided by the original SRT-100 manufacturer, Topex Medical. This should bring the total price for Product paid by CLIENT to $[***]. COGS to be reviewed and adjusted periodically.

MANUFACTURER and CLIENT shall cooperate on an ongoing basis to mitigate parts procurement costs through quality order management, supplier sourcing productivity, and supplier pool redundancy.

Service contract pricing to CLIENT'S customer is at a rate of $[***] annually, which will be equally split between MANUFACTURER and CLIENT for domestic sites. CLIENT will be responsible to provide parts and material coverage and MANUFACTURER will be responsible to all labor and travel coverage for the provided warranty and service contract coverage period for domestic sites. CLIENT will split service revenue with local International dealers, where CLIENT will be responsible for parts and local dealers will provide service and labor. MANUFACTURER may be contracted by International dealers to provide backup service, training, and service spare parts for non-service contract customers

Payment terms: CLIENT shall pay MANUFACTURER as follows:

•	[***] upon issuance of the Purchase Order; [***] upon completion of system final test and DHR creation.

•	MANUFACTURER will pack and crate the system for a price of $[***] including crate and labor.

MANUFACTURER will perform installations at the following rate:

•	US Eastern sites (all sites in eastern and central time zones) $[***] + travel expenses

•	US Western sites (all sites in mountain and pacific time zones) $[***] + travel expenses

•	International sites will be performed on a case by case basis.

Company Confidential © 2010 – All Rights Reserved	Page 15 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

MANUFACTURER Labor and Finished Goods Storage Rates

There will be situations where MANUFACTURER will perform services for CLIENT that are not directly related to manufacturing the product. These may include ECN preparation and closure, engineering changes, testing and characterization of new features, regulatory consulting, manufacturing process instruction (MPI) creation, review and release, etc. These activities will be tracked by MANUFACTURER and labor will be billed to the CLIENT at the rates below. Material purchased during these activities will be charged to the CLIENT at a 10% markup to the MANUFACTURERS cost.

Labor:

•	Assembly- $[***]/hr

•	Documentation- $[***]/hr

•	Technician- $[***]/hr

•	Manufacturing Engineering- $[***]/hr

•	Field Service Rate, customer - $[***]/hr (Mon-Fri 8am-5pm)

•	Field Service rate, customer - $[***]/hr (after hours and weekends)

•	Field Service rate, Sensus - $[***]/hr

•	Quality and Regulatory- $[***]/hr

•	Research and Development Technician- $[***]/hr

•	Research and Development Engineering- $[***]/hr

RbM shall provide Sensus with a written estimate of the proposed labor charges, indicating the labor qualification level that shall be used to perform the services, which estimate shall be subject to Sensus written approval.

Finished Goods Storage and Insurance:

•	Up to [***] Systems in inventory - $[***]/quarter

•	Additional Systems beyond [***] during the quarter - $[***]/system/quarter

Company Confidential © 2010 – All Rights Reserved	Page 16 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.

SCHEDULE III

Scope of Work & Services

MANUFACTURER is declaring of the following capabilities and compliance to provide work and services to CLIENT:

•	Manufacturing of the SRT 100 compliant with all FDA CGMP regulations.

•	Implement a Quality System compliant with FDA regulations and the International Standard Organizations utilizing Standard Operating Procedures (SOPs) and Forms.

•	ISO 9001 and ISO 13485 certified for medical devices.

•	Procurement of components and assemblies according to approved SOP's, including Supplier Qualification and Validation.

•	Inspection of incoming material and proper disposition of non-conforming material.

•	Segregation of non-conforming Product with work-in-process (WIP) and Finished Goods Inventory.

•	Anti-static work stations for testing and troubleshooting electronic circuitry.

•	Calibrated equipment and calibration log record retention.

•	Testing and retention of all test records.

•	Documented packing and shipping procedures.

•	CAPA (Corrective And Preventive Action) System for documentation of issues

•	ECN (Engineering Change Notice) System to properly document and track engineering changes.

•	Creation and Maintenance of DHR (Device History) Records.

•	Creation and Maintenance of the European CE Mark Technical File.

•	Design and/or make crates (to original specs) for drop shipping systems from our location.

•	A one year parts and labor warranty for manufacturing defects.

Company Confidential © 2010 – All Rights Reserved	Page 17 of 17

Confidential Material. Specific terms in this exhibit have been redacted because Confidential treatment has been requested. These redacted terms have been marked with three asterisks [***]. An unredacted version of this Exhibit has been separately filed with the Securities and Exchange Commission.